Exhibit 23.2

INDEPENDENT MINING CONSULTANTS, INC.	3560 E. Gas Road Tucson, Arizona 85714 USA Tel: (520) 294-9861 Fax: (520) 294-9865 jmarek@imctucson.com

CONSENT OF QUALIFIED PERSON

TO: All Securities and Exchange Commission authorities

I, John M. Marek, P.E., consent to the references to me in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 of General Moly, Inc. (the Company) and to the use of the information in the section titled “Items 1 & 2. Business and Properties—Description of the Mt. Hope Project—Reserves and Mineralized Material”. I acted as the Qualified Person for the update to the Statement of Reserves and Mineralized Material table found in the subject report.

I further consent to the incorporation by reference thereof into the Registration Statement on Form S-3 to be filed by the Company on May 5, 2020.

Dated this May 4, 2020.

John M. Marek, Registered Member of SME, #2021600
President
Independent Mining Consultants, Inc.